Exhibit 10.60

Strictly Private & Confidential
[Name]
[Address]
United Kingdom

________ 2015

Dear __________,

Offer of Employment
We are pleased to offer you employment with XL Group plc in the role of Executive Vice President & ______________ of the XL Group.
As a member of the XL Group Leadership Team, you will have a joint contract of employment and, accordingly, will be employed by XL Group plc and:

a)
You will remain employed by Catlin Holdings Limited until the date on which XL and Catlin harmonise their employees' terms and conditions of employment in the United Kingdom (anticipated to be 1 January 2016) (the "Integration Date") to enable you to continue to participate in Catlin's pension and benefit programmes until the Integration Date in accordance with clause 5;

b)
From the Integration Date you will be employed by XL Services UK Limited (or such other XL entity as shall be the employer of the XL Group's employees in the UK at the time) in place of Catlin Holdings Limited.

For the purposes of this offer XL Group plc, such XL employer and Catlin Holdings Limited shall be referred to collectively as “the Company” or "XL".
This Offer of Employment and the enclosed Statement of Terms and Conditions of Employment together sets forth the terms and conditions applicable to your employment with the Company and appointment to the XL Group Leadership Team (together your “Employment”) with effect from 1 May 2015. To the extent that this Offer of Employment and the Statement of Terms and Conditions differ this Offer of Employment shall prevail.

1.	Duties
As Executive Vice President & ________________ you will report directly to Michael McGavick, the Chief Executive Officer of XL Group plc (the “CEO”) and be a member of the XL Group Leadership Team (“LT”).
You will have responsibility for XL Group’s ________________________________________.
During your Employment and subject to clause 10 you shall devote the whole of your time and attention to the duties assigned to you and shall well and faithfully serve XL and use your best efforts, skills and abilities

Exhibit 10.60

to promote the interests of the Company and the wider XL Group and shall obey all reasonable and lawful directions given to you by or under the authority of the CEO and the Board of XL Group plc (the "Board").
You may be required in pursuance of your duties hereunder to perform services not only for the Company but also to serve as a director for such other Group Companies as may from time to time be required. You also agree that you may perform such other duties and hold such other positions as are commensurate with your position, subject to your agreement with the Company.

2.	Salary
Your salary will be the £_______ per annum (the "Base Salary") and will be reviewed in line with the Company's salary review policy for similarly situated staff. Through the Integration Date, your Base Salary will be administered in the same manner as it is currently.

3.	Discretionary Bonus/Annual Incentive Plan
You will be eligible to participate in the XL Annual Incentive Plan (“AIP”). Any incentive bonus awarded under the AIP is at the sole discretion of the Company and will be based on your individual achievement, functional unit and corporate results and as otherwise approved by the Management Development and Compensation Committee (“MDCC”) of the XL Group Board (the "Board"). Such discretionary bonus, if any, will be paid to you at the time other AIP bonuses are paid (currently scheduled for March following the applicable performance year), subject to your being actively employed on that date, and otherwise consistent with the terms of the AIP. Your target bonus opportunity is ____% of your annual Base Salary.
Any annual incentive bonus under the AIP is at the sole discretion of the Company and may, therefore, vary below or above the target.

4.	Long Term Incentives
You will be eligible to participate each year in the long term incentive plans and programs of the Company then in effect, subject to your being actively employed on the date such long term incentives are awarded, and as otherwise determined by the MDCC and subject to the terms and conditions of the applicable plan, program, grant or award agreement. Your aggregate annual long-term target value as of the date of grant will be USD $_________. It should be noted that any long term incentive awarded to you is at the sole discretion of the Company and may, therefore, vary below or above the target. For informational purposes only, awards granted during this past year’s annual compensation process included non-qualified stock options and Performance Units. As of the date hereof, You will received your 2015 LTIP award, which shall have a grant date fair value of USD $_________.
If your Employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) your rights under any Company long term incentive plan or program will be governed entirely by the terms of the applicable plan, program, grant or award agreement and you will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such plan, program, grant or award agreement which you may have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

Exhibit 10.60

You will be expected to accumulate and hold equity and retain equity granted under any XL share plan in accordance with the share ownership rules for XL Group officers as in effect from time to time.

5.	Pension and Benefits
Until the Integration Date you will continue to participate in such of Catlin's pension scheme and benefit plans and receive benefits from Catlin that are not otherwise replaced by the provisions in this Offer of Employment on the same terms and in the same manner as your participation in such pension scheme or benefit plans as at the date of this offer. Specifically, for calendar year 2015 only, your pension contribution will be remain the same as your pension contribution in 2014. From the Integration Date, during the term of your Employment, you shall be entitled to participate in the pension scheme and all employee benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of XL based in the United Kingdom are eligible to participate. The Company reserves the right, at its absolute discretion, to amend the benefits provided or the terms on which they are provided.
The Company complies with its employer pension duties in accordance with Part 1 of the Pensions Act 2008. Accordingly, from the Integration Date, unless you opt out, you will be automatically enrolled in such pension scheme as may be set up by the Company for auto-enrolment pension benefits (the "Pension Plan"), subject to the rules of the Pension Plan as amended from time to time. Full details of the Pension Plan will be provided to you at the time. Any contributions will be paid in equal monthly instalments in arrears. The level of the Company's and your contributions may be unilaterally changed by the Company provided that the aggregate contributions will be sufficient to maintain the Pension Plan's status as a Qualifying Scheme (as defined in the Pensions Act 2008). The Company may, at its absolute discretion, amend or terminate the Pension Plan at any time. There is not a contracting-out certificate in force in respect of your employment.

6.	Sickness Absence
In the event that you are absent due to actionable negligence by a third party and you recover damages in that respect, you agree that if you have received Company sick pay during your absence you will repay the amount (if asked to do so) to the Company on receipt of the damages sum.

7.	Place of Work
Your usual place of work will be at the Company's premises in London but you may be required to work at other places in the proper performance of your duties, which are global in nature. You acknowledge that you may be required to travel to perform the services hereunder, which travel may be extensive.

8.	Hours of Work
Your usual hours of work are outlined in the attached Terms & Conditions of Employment which may vary from time to time. You will, however, be expected to work such hours as are necessary for the proper performance of your duties.

Exhibit 10.60

9.	Holiday Entitlement
You will be entitled to 25 days paid holiday per year in addition to public holidays. Your holiday entitlement is pro-rated for the holiday year (1 January – 31 December) in which your employment begins and terminates.

10.	Notice Period
You and the Company will give the other six (6) months' written notice to terminate your Employment.
Your Employment shall be subject to summary termination at any time by the Company by notice in writing if you are dismissed for Cause (as defined in the Severance Plan).
The Company reserves the right to pay you basic salary in lieu of any notice of termination (whether given by the Company or by you).
During any period of notice of termination (whether given by the Company or by you), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises, provided that this shall not affect your entitlement to receive your base salary and other contractual benefits.
Upon the termination of the Employment howsoever arising you shall:

(a)	at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from all offices held in the Company or any of the companies in the XL Group;

(b)
deliver all Company property including Company ID entry cards, credit cards and office entry keys, and if you should fail to do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect thereto.

11.	Approved/Registered Positions
Should the position offered to you be or become designated an Approved Persons Function or an Individual Registration Function by regulatory authorities, you undertake to execute such documents and take such other steps as are necessary to obtain or assist with any application that may need to be made to obtain such approval or registration, and that you are under no impediment from doing so in relation to the position offered herein.

12.	Confidential Information
You agree that without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose, except to the extent that such disclosure or use is directly related to and required by your performance of duties assigned to you pursuant to this letter agreement, to any third person, or permit the use of for the benefit of any person, including yourself, or any entity other than the Company or the XL Group, any Confidential Information (as defined below) of which you are or become aware in the course of your Employment (or previously became aware while Chief Operating Officer of Catlin Group Limited) whether or not such information is developed by you. Under all circumstances and at all times, you will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. "Confidential Information" shall mean (i) trade secrets, customer lists,

Exhibit 10.60

information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board of XL Group plc or any other XL Group company and its or their management), operating policies or manuals, business plans, financial records, or other financial, organizational, commercial, business, sales, marketing, technical, product or employee information relating to the XL Group, or any other information designated by the Company as confidential, proprietary, and/or a trade secret, or any other information relating to the XL Group, that you reasonably know or should know from the circumstances should be treated as confidential, or (ii) any information that the XL Group may receive belonging to customers, agents or others who do business with the XL Group, except to the extent that any such information previously has been disclosed to the public by the XL Group or is in the public domain (other than by reason of your violation of this clause 12).
As requested by the Company, from time to time and upon the termination of your employment with the Company for any reason, you will promptly deliver to the Company all documents relating to the XL Group and its business including all copies in your possession or within your control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, flash memory drives, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

13.	Intellectual Property
Any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information made wholly or partially by you at any time during the course of the Employment which relates to, or is reasonably capable of being used in, the business of the Company or the XL Group as now or hereinafter conducted (collectively "Intellectual Property") shall automatically, on creation, vest in the Company absolutely. To the extent that such Intellectual Property does not vest automatically in the Company, you hold it on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give assign all right, title and interest in such Intellectual Property to the Company or otherwise give effect to this clause 13. By signing this Offer of Employment you irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works and agree to give all reasonably necessary assistance to the Company to enable it to enforce its rights in any Intellectual Property against third parties, to defend claims for infringement of third party Intellectual Property and to apply for registration of any rights in Intellectual Property, where appropriate throughout the world, and for the full term of those rights.

14.	Executive Severance Benefit Plan
As a member of the XL Group Leadership Team ("LT") you will be eligible to participate in the XL Group plc Executive Severance Benefit Plan (the “Severance Plan”) on condition that you enter into and comply with the restrictive covenants contained in Clause 15 of this Offer of Employment. For the avoidance of doubt, when calculating any payment due under the Severance Plan credit will be given for pay and benefits received in lieu of notice or while on garden leave in accordance with clause 10 of this Offer of Employment. A copy of the Severance Plan is attached at Annex 2 to this Offer of Employment.
This Offer of Employment and the restrictive covenants and confidentiality provisions in clauses 12 and 15 shall serve as a "Participation Agreement" as provided for under the Severance Plan. The Company

Exhibit 10.60

acknowledges and agrees that subject to the Executive Vice President, Human Resources, receiving this Agreement, signed by you, and executing it on behalf of the Company, upon the commencement of your Employment you will become a participant in the Severance Plan, and will be covered by and subject to all of the Severance Plan's provisions. Should the Company in its discretion terminate the Severance Plan prior to the date of your termination of employment without establishing a successor plan, you will no longer be a participant in the Severance Plan and the restrictions set forth in clause 15 of this Offer of Employment shall cease to be effective as of the date the Severance Plan terminates.

15.	Post-Termination Restrictions
The Company recognizes that as a member of the LT, you play a vital role in securing the XL Group's continuing success. Your role provides you with access to and use of confidential and proprietary information of the XL Group, which you also are entrusted to safeguard. In light of that, it would pose a serious risk of harm to the XL Group’s business and reputation if you were to become employed by a competitor immediately upon your leaving the Company for any reason, or if you attempted to solicit the XL Group's valued employees, clients, or customers within a reasonable time after your separation from employment. Therefore, and in consideration of your becoming eligible to receive Severance Pay and benefits under the Severance Plan, you hereby covenant and agree that:

(a)	Restriction on Work for a Competitor/Solicitation of Business:
While employed by XL and for a six month period following termination of your employment with XL for any reason (the “Restriction Period”), except that the Restriction Period shall be one year following termination of your employment for any reason within twenty-four months Change in Control of XL (as defined in the Severance Plan):

(i)
You will not become employed by or associated with any entity, whether as a principal, advisor, partner, employee, agent, consultant, shareholder (other than as a shareholder of less than 5% of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in the United States, Bermuda, Greater London, or the Republic of Ireland, any products or services that are the same as or similar to insurance and reinsurance products or services that as of the date of your termination are being provided in those locations either directly or indirectly by XL and about which you hold Confidential Information or with which you have any involvement in the final twenty-four months of your employment with XL.

(ii)
You will not, directly or indirectly contact, seek, entice, solicit, induce, persuade, divert or attempt to divert any business away from XL, including any former, present or prospective customer, client, insured, vendor, supplier, investor, or business partner of which you have personal knowledge or with whom you are personally involved during the last twenty-four months of your employment at XL, with respect to any existing or proposed contractual or business arrangement with XL, insurance or reinsurance product or service sold or provided by or to XL during your employment, or any such product or service that is under development by XL at the time your employment ends. It is presumed that by reason of your membership on the Leadership Team of XL Group that you have actual knowledge of any material business arrangement or contract, or any insurance or reinsurance products or services, whether currently provided or under development during, your employment. The restrictions in this paragraph shall not apply if you are expressly permitted to engage in the otherwise prohibited

Exhibit 10.60

activity, in writing, by XL, in its sole discretion, following its receipt of your written request before commencement of the activity.

(b)	Restriction on the Solicitation of Employees:
While employed by XL and for the one-year period following termination of your employment with XL for any reason, you will not directly or indirectly solicit, encourage or induce any employee of XL to terminate employment with XL, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who was employed by XL at the time of your termination from employment with XL or at any time during the six-month period prior to your termination ("XL employee") to engage in any business activity which competes with the insurance or reinsurance businesses of XL or its investment, corporate, or financial operations. You also agree that during the one-year period following your termination of employment with the Company for any reason, any subsequent employer's hiring of an XL employee into a position that reports directly or indirectly to you who was employed in a senior leadership capacity at XL (currently defined to be the XL Leadership Team, Band E or Band D) will constitute a breach of this paragraph.

(c)	Equitable Relief:
You acknowledge and agree that the covenants and obligations in clauses 15(a) and (b) are reasonable and relate to special, unique and extraordinary matters and that, given the extensive knowledge of the XL Group's operations and Confidential Information that you have acquired and will continue to acquire, a violation of any of the terms of these covenants and undertakings will cause the XL Group irreparable injury for which adequate remedies are not available at law. Therefore, you agree that XL Group plc and such other entitles in the XL Group to which these provisions relate shall be entitled to an injunction, restraining order or such other equitable relief from a court of competent jurisdiction (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in clauses 15 (a) and (b). Further, the Company shall, to the extent permitted by applicable law and the Severance Plan, have no obligation to pay any amounts to you following any material violation of the covenants and undertakings contained in clause 15(a) or (b), including any unpaid payments or benefits outstanding under the Severance Plan. You also agree that, pursuant to the terms of the Severance Plan, the Company shall have the right to claw back any payments paid to you under the Severance Plan prior to its discovery of your material breach of clauses 15 (a) or (b) by signing this Offer of Employment you consent to the deduction of any sum pursuant to this clause from your remuneration, including any payment under the Severance Plan. You also confirm that the payment or deduction of any sum pursuant to this clause is a genuine pre-estimate of the Company's loss if you breach the Severance Plan and not a penalty. These remedies are cumulative and are in addition to any other rights and remedies the Company or any other entity in the XL Group may have at law or in equity or pursuant to the Severance Plan. If any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period, and intent as will render the restrictions enforceable, and then as modified, enforce those terms.

Exhibit 10.60

(d)
For the purposes of clauses 12 and 15 of this Offer of Employment, references to XL Group shall include Catlin Group Limited and its subsidiaries and affiliates, which became part of XL Group as of 1 May 2015.

16.	Prior agreements and Amendments
This Offer of Employment and the documents referred to herein constitute the entire agreement between us and replace any prior agreements between us relating to the subject matter hereof whether implied, verbal, or in writing.
Subject to the provisions in clauses 12 and 15 of this Offer of Employment, which may not be modified or amended except by written instrument signed by you and the Chief Human Resources Officer of XL Group plc or his or her designee, the Company reserves the right to make reasonable changes to any of your terms of employment and conditions of employment, including compensation, benefits and other privileges at any time, at its sole discretion. The Company shall, as soon as practicable and no later than one month after the matters are prescribed or the change agreed, provide you with an amendment to the statement of employment containing particulars of the change or a revised statement which shall (in either case) be signed and dated by the employer and employee.
You understand that during the course of your Employment, the XL Group may grow and/or expand through merger, acquisition or otherwise. You acknowledge that this Letter Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, acquisition or otherwise and any assignee of all or substantially all of the Company's business or properties.
The expiration or termination of your Employment, however arising, shall not operate to affect such of the provisions of this Offer of Employment as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.
The various provisions and sub-provisions of this Offer of Employment are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

17.	Start Date and Continuous Employment
The date on which your Employment (pursuant to this Offer of Employment) commences is 1 May 2015. However, your period of continuous employment for the purposes of the Employment Rights Act 1996 (the "ERA") includes your prior employment with Catlin Group Limited and commenced on ___________.

18.	Notices
Any notice to be given in relation to this Offer of Employment shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) XL Group plc's registered office for the time being and (in your case) your last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of post.

Exhibit 10.60

19.	Governing Law and Jurisdiction
This Offer of Employment shall be governed and construed under the laws of England and Wales, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. In the event that one or more of the provisions of this Offer of Employment shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Any dispute or controversy arising under or in connection with this Offer of Employment shall be resolved by binding arbitration, to be held in the City of Stamford, Connecticut, and conducted in accordance with your Employment Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, and otherwise in accordance with the principles that would be applied by a court of law or equity.

20.	Acceptance of Offer
You acknowledge that you have carefully read this Agreement, fully understand its provisions, and have had a sufficient opportunity to consider its effect, and have had an opportunity to consult with an attorney prior to executing this Offer of Employment. You specifically acknowledge and agree that the purposes of the restrictions and undertakings contained in this Offer of Employment is to protect the XL Group from unfair competition, including improper use of the XL Group’s confidential and proprietary information, and that the restrictions and undertakings herein are reasonable as to both scope and duration of application. You further acknowledge that you are knowingly and voluntarily entering into this Offer of Employment.
In accepting our offer of employment, you further:

•	acknowledge and confirm that you have no restrictions whatsoever on your ability to work for XL in any location or capacity; and

•
represent, warrant and agree that by entering into and performing your obligations as an employee of the Company, you do not and will not breach any duties or obligations (whether fiduciary, statutory, contractual or otherwise) owed by you to your current or former employer or any third party in connection with any current or prior employment or contractual obligation (including, but not limited to, duties or obligations relating to confidential or proprietary information, solicitation of customers or business and non-competition).

If you accept this offer of employment you are required to sign and return the copy of this Offer of Employment together with the enclosed documentation duly completed to the undersigned.
We look forward to welcoming you to the XL Group and to a mutually rewarding relationship. In the meantime, if you have any questions regarding this letter, please do not hesitate to call me.
Yours sincerely,

Eileen Whelley
Chief Human Resources Officer
XL Group plc (for and on behalf of XL Group plc)

Exhibit 10.60

I confirm my acceptance of the position with XL described in this letter and the Terms and Conditions of Employment which I agree are expressly incorporated into this letter, and that together this Offer of Employment letter and the Terms and Conditions of Employment set out the terms and conditions of my employment.

………………………………………………….            ………………………….
Date

Encs:    Statement of Terms and Conditions
Severance Plan

Exhibit 10.60

ANNEX 1

INFORMATION ON WORKING TIME REGULATIONS

The Working Time Regulations implement the European Working Time Directive and part of the Young Workers Directive which related to the Working Time of Adolescent Workers.
The Working Time Regulations provide that a worker can only be required to work an average of 48 hours per week when averaged out over a 17-week reference period.
The Working Time Regulations:

•	set out limits for those workers who are required to work during the night, as well as a right for night workers to received free health assessments

•	set out minimum rights with respect to rest periods for each day and each week; and

•	provide a right to all workers to be entitled to four week's paid leave in every year, including public and statutory holidays.

WORKING TIME REGULATIONS OPT-OUT
With regard to the specific right of workers only being required to work an average of 48 hours per week over a 17-week reference period it is common practice within contracts of employment to include a separate "Opt-Out" clause allowing workers to opt out of the Working Time Regulations with respect to this limit.
If you decide to "Opt-Out" then please sign below.
____________________________________________________________________________________

I agree that the restriction on my average working hours to 48 hours per week set out in the Working Time Regulations will not apply to me. I can withdraw this consent at any time by providing three months' prior written notice.

Signed        ………………………………………………..

Print name    ……………………………………………….

Date        ……………………………………………….

Exhibit 10.60

ANNEX 2

EXECUTIVE SEVERANCE BENEFIT PLAN

Exhibit 10.60

As of December 31, 2015, the following executive officers were party to this form of Letter of Appointment:
Paul Jardine